Exhibit 99.2
CIENA CORPORATION
PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
     The following unaudited pro forma condensed combined consolidated balance sheet as of October 31, 2007 and the unaudited pro forma condensed combined consolidated statement of operations for the year ended October 31, 2007 are derived from the historical financial statements of Ciena Corporation (“Ciena”) and World Wide Packets, Inc. (“World Wide Packets” or “WWP”) and have been prepared to give effect to Ciena’s acquisition of World Wide Packets on March 3, 2008, as more fully described in Note 1 below (the “Acquisition”). The unaudited pro forma condensed combined consolidated balance sheet is presented as if the Acquisition had occurred as of the balance sheet date. The unaudited pro forma condensed combined consolidated statement of operations is presented as if the Acquisition had occurred on November 1, 2006, the first day of Ciena’s fiscal 2007.
     Because Ciena and World Wide Packets had different fiscal year end dates, the unaudited pro forma condensed combined consolidated balance sheet as of October 31, 2007 is presented based on Ciena’s fiscal year ended October 31, 2007 and World Wide Packets’ fiscal year ended December 31, 2007. The unaudited pro forma condensed combined consolidated statement of operations for the year ended October 31, 2007 is presented based on Ciena’s fiscal year ended October 31, 2007 and World Wide Packets’ fiscal year ended December 31, 2007. The historical financial statements have been adjusted as described in Note 4 below.
     The Acquisition has been accounted for under the purchase method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price of over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill.
     The following pro forma financial statements have been prepared for illustrative purposes only and do not purport to reflect the results the combined company may achieve in future periods or the historical results that would have been obtained. These unaudited pro forma condensed combined consolidated financial statements, including the notes hereto, should be read in conjunction with (i) the historical consolidated financial statements for Ciena included in its Form 10-K filed on December 27, 2007 and its Form 10-Q filed on March 7, 2008; and (ii) the historical financial statements of World Wide Packets included as Exhibit 99.1 to Ciena’s Form 8-K/A dated May 12, 2008 (amending the Form 8-K dated March 3, 2008 and filed on March 5, 2008).

CIENA CORPORATION
PRO FROMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
UNAUDITED
(in thousands)

	Historical		Pro Forma
	Ciena	WWP
	October 31,	December 31,
	2007	2007	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$892,061	$5,183	$(210,698	) (a)	$686,546
Short-term investments	822,185	—	—		822,185
Accounts receivable, net	104,078	6,764	—		110,842
Inventories	102,618	6,794	3,737	(b)	113,149
Deferred cost of sales	—	6,276	(6,276	) (c)	—
Prepaid expenses and other	47,817	1,494	—		49,311

Total current assets	1,968,759	26,511	(213,237)		1,782,033
Long-term investments	33,946	—	—		33,946
Equipment, furniture and fixtures, net	46,671	3,205	—		49,876
Goodwill	232,015	—	215,778	(d)	447,793
Other intangible assets, net	67,144	—	63,400	(e)	130,544
Other long-term assets	67,738	425	—		68,163

Total assets	$2,416,273	$30,141	$65,941		$2,512,355

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$55,389	$5,848	$—		$61,237
Accrued liabilities	90,922	3,093	—		94,015
Restructuring liabilities	1,026	—	—		1,026
Income taxes payable	7,768	—	—		7,768
Deferred revenue	33,025	12,660	(11,500	) (c)	34,185
Current portion of long-term debt	—	7,108	—		7,108
Convertible notes payable	542,262	—	—		542,262

Total current liabilities	730,392	28,709	(11,500)		747,601
Long-term deferred revenue	30,615	—	—		30,615
Long-term restructuring liabilities	3,662	—	—		3,662
Other long-term obligations	1,450	2,046	—		3,496
Long-term debt	—	4,556	—		4,556
Convertible notes payable	800,000	—	—		800,000

Total liabilities	1,566,119	35,311	(11,500)		1,589,930

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	68,340	(68,340	) (f)	—
Common stock	868	1	24	(g)	893
Additional paid-in capital	5,519,741	90,700	(18,454	) (h)	5,591,987
Changes in unrealized gains (losses) on investments, net	350	(10)	10	(i)	350
Translation adjustment	(1,593)	23	(23	) (j)	(1,593)
Accumulated deficit	(4,669,212)	(164,224)	164,224	(k)	(4,669,212)

Total stockholders’ equity	850,154	(5,170)	77,441		922,425

Total liabilities and stockholders’ equity	$2,416,273	$30,141	$65,941		$2,512,355

The accompanying notes are an integral part of these unaudited pro forma condensed combined consolidated financial statements.

CIENA CORPORATION
PRO FROMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
(in thousands, except per share data)

	Historical		Pro Forma
	Ciena	WWP
	October 31,	December 31,
	2007	2007	Adjustments		Combined
Revenue:
Products	$695,289	$22,554	$—		$717,843
Services	84,480	—	—		84,480

Total Revenue	779,769	22,554	—		802,323

Costs:
Products	337,866	14,423	509	(l)	352,798
Services	79,634	—	—		79,634

Total cost of goods sold	417,500	14,423	509		432,432

Gross profit	362,269	8,131	(509)		369,891

Operating expenses:
Research and development	127,296	16,818	2,674	(l)	146,788
Selling and marketing	118,015	10,027	1,433	(l)	129,475
General and administrative	50,262	4,935	713	(l)	55,910
Amortization of intangible assets	25,350	—	14,267	(m)	39,617
Restructuring recoveries	(2,435)	—	—		(2,435)
Gain on lease settlement	(4,871)	—	—		(4,871)
Recovery of doubtful accounts, net	(14)	—	—		(14)

Total operating expenses	313,603	31,780	19,087		364,470

Income (loss) from operations	48,666	(23,649)	(19,596)		5,421
Interest and other income, net	76,483	204	(11,167	)(n)	65,520
Interest expense	(26,996)	(1,541)	—		(28,537)
Gain on equity investments, net	592	—	—		592
Loss, other than termporary, on marketable debt investments	(13,013)	—	—		(13,013)

Income (loss) before income taxes	85,732	(24,986)	(30,763)		29,983
Provision for income tax	2,944	—			2,944

Net income (loss)	$82,788	$(24,986)	$(30,763)		$27,039

Basic net income per common share	$0.97				$0.31

Diluted net income per dilutive potential common share	$0.87				$0.30

Weighted average basic common shares	85,525		2,465		87,990

Weighted average dilutive potential common shares	99,604		2,932		102,536

The accompanying notes are in integral part of these unaudited pro forma condensed combined consolidated financial statements.

CIENA CORPORATION
NOTES TO
PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(1) BASIS OF PRO FORMA PRESENTATION
     On March 3, 2008, Ciena completed its Acquisition of World Wide Packets, pursuant to the terms of an Agreement and Plan of Merger dated January 22, 2008 (the “Merger Agreement”) by and among Ciena, World Wide Packets, Wolverine Acquisition Subsidiary, Inc., a wholly owned subsidiary of Ciena (“Merger Sub”), and Daniel Reiner, as Stockholders’ Representative. Pursuant to the Merger Agreement, on March 3, 2008, Merger Sub was merged with and into World Wide Packets, with World Wide Packets continuing as the surviving corporation and a wholly owned subsidiary of Ciena. World Wide Packets is a supplier of communications network equipment that enables the cost-effective delivery of a wide variety of Carrier Ethernet-based services. Prior to the Acquisition, World Wide Packets was a privately held company.
     Upon the closing of the Acquisition, all of the outstanding shares of World Wide Packets common stock and preferred stock were exchanged for approximately 2.5 million shares of Ciena common stock and approximately $196.7 million in cash. Of this amount, $20.0 million in cash and 340,000 shares of Ciena common stock were placed into escrow for a period of one year as security for the indemnification obligations of World Wide Packets’ stockholders under the Merger Agreement. Upon the closing, Ciena also assumed all then outstanding World Wide Packets options and exchanged them for options to acquire approximately 0.9 million shares of Ciena common stock.
     The unaudited pro forma condensed combined consolidated balance sheet as of October 31, 2007 and the unaudited pro forma condensed combined consolidated statement of operations for the year ended October 31, 2007 are based on the historical financial statements of Ciena and World Wide Packets, after giving the effect to the Acquisition. The unaudited pro forma condensed combined consolidated balance sheet is presented as if the Acquisition had occurred as of the balance sheet date. The unaudited pro forma condensed combined consolidated statement of operations is presented as if the Acquisition had occurred on November 1, 2006, the first day of Ciena’s fiscal 2007.
     Because Ciena and World Wide Packets had different fiscal year end dates, the unaudited pro forma condensed combined consolidated balance sheet as of October 31, 2007 is presented based on Ciena’s fiscal year ended October 31, 2007 and World Wide Packets’ fiscal year ended December 31, 2007. The unaudited pro forma condensed combined consolidated statement of operations for the year ended October 31, 2007 is presented based on Ciena’s fiscal year ended October 31, 2007 and World Wide Packets’ fiscal year ended December 31, 2007.
     The pro forma financial statements have been prepared for illustrative purposes only and do not purport to reflect the results that the combined company may achieve in future periods or the historical results that would have been obtained.
(2) PRELIMINARY PURCHASE PRICE
     The following table summarizes the preliminary purchase price for the Acquisition (in thousands):

Amount
Cash	$196,668
Acquisition-related costs	14,030
Value of common stock issued	62,359
Fair value of vested options assumed	9,912

Total purchase price	$282,969

     The purchase price is preliminary and is subject to adjustment and may vary from the actual purchase price that will be recorded. The value of Ciena common stock issued in the Acquisition is based on the average closing price of Ciena’s common stock for the two trading days prior to, the date of, and the two trading days after the announcement of the Acquisition. The fair value of the vested options assumed was determined using the Black-Scholes option-pricing model.
(3) PRELIMINARY PURCHASE PRICE ALLOCATION
     The following table summarizes the preliminary purchase price allocation based on estimated fair value of the assets acquired and liabilities assumed as of pro forma balance sheet date (in thousands):

Amount
Cash, cash equivalents, long and short-term investments	$5,183
Accounts receivable	6,764
Inventory	10,531
Equipment, furniture and fixtures	3,205
Other tangible assets	1,919
Developed technology	39,200
Covenants not to compete	3,100
Contracts, customer relationships and purchase orders	20,500
Other identified intangibles	600
Goodwill	215,778
Accounts payable and accrued liabilities	(12,147)
Promissory notes and loans payable	(11,664)

Total purchase price allocation	$282,969

     The Acquisition has been accounted for under the purchase method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price of over the amounts assigned to tangible or intangible assets acquired and liabilities assumed is recognized as goodwill. The purchase price has been allocated using information currently available and is therefore preliminary and subject to adjustment. Ciena may adjust the preliminary purchase price allocation after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates.
     Developed technology represents purchased technology that has reached technological feasibility and for which World Wide Packets had substantially completed development as of the date of Acquisition. The fair value of developed technology is determined using future discounted cash flows related to the developed technology’s projected income streams for a discrete projection period. Cash flows are discounted to their present value. Developed technology will be amortized on a straight line basis over its estimated useful life of 4 years to 6 years.
     Covenants not to compete represent agreements entered into with key employees of World Wide Packets, are expected to have estimated useful lives of 3.5 years, and will be amortized on a straight-line basis.

     Contracts, customer relationships and purchase orders represent agreements with existing World Wide Packets customers and are expected to have estimated useful lives of 4 months to 6 years.
     Goodwill represents the excess purchase price over the amounts assigned to tangible or identifiable intangible assets acquired and liabilities assumed from World Wide Packets. Ciena performs a goodwill impairment test on an annual basis and between annual tests in certain circumstances as described in “Management’s Discussion and Analysis — Critical Accounting Policies and Estimates” in its most recent quarterly report on Form 10-Q
(4) PRO FORMA ADJUSTMENTS
     The unaudited pro forma condensed combined consolidated financial statements presented reflect the following pro forma adjustments:
(a)	To record payments of cash as follows (in thousands):

Amount
Cash paid to WWP shareholders in Acquisition	$(196,668)
Acquisition-related costs	(14,030)

Total adjustment to cash and cash equivalents	$(210,698)

(b)	To record inventories purchased as part of the Acquisition at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

(c)	To record the acquisition of deferred cost of sales and deferred revenue for which Ciena had no remaining performance obligation following the Acquisition.

(d)	To record goodwill resulting from the Acquisition.

(e)	To record intangible assets identified in the Acquisition.

(f)	To eliminate World Wide Packets’ historical preferred stock exchanged in Acquisition.

(g)	To adjust common stock outstanding as follows (in thousands):

Amount
WWP historical common stock eliminated in Acquisition	$(1)
Common stock issued to WWP shareholders in Acquisition	25

Total adjustment to common stock outstanding	$24

(h)	To adjust additional paid-in capital resulting from Acquisition as follows (in thousands):

Amount
WWP historical paid-in capital eliminated	$(90,700)
Paid-in capital resulting from the Acquisition	72,246

Total adjustment to additional paid-in capital	$(18,454)

(i)	To eliminate World Wide Packets historical changes in unrealized gains on investments, net.

(j)	To eliminate World Wide Packets historical translation adjustment.

(k)	To eliminate Word Wide Packets historical accumulated deficit.

(l)	To adjust costs of products and components of operating expense to reflect additional share-based compensation expense in accordance with SFAS 123(R) as follows (in thousands):

Amount
WWP historical SFAS 123(R) expense eliminated	$(308)
SFAS 123(R) expense recorded for unvested options assumed in Acquisition	5,637

Total adjustment for SFAS 123(R) expense	$5,329

(m)	To record amortization of intangible assets acquired in the Acquisition.

(n)	To decrease interest income by applying Ciena’s average rate of return for the period and giving effect to the reduction in cash and cash equivalents resulting from the cash consideration and Acquisition-related expenses paid by Ciena in the Acquisition.
(5) PRO FORMA COMBINED NET INCOME PER SHARE
     Basic and dilutive shares outstanding increased by approximately 2.5 million shares as a result of the common stock issued in the Acquisition.
     Diluted shares outstanding include the dilutive effect of in-the-money options calculated based on the average share price using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that has not yet been recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares. The pro forma diluted shares outstanding increased by 0.5 million.